FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

Brad Edson

This First Amendment to Employment Agreement (the “Amendment”) by and between NutraCea, a California corporation (the “Employer”) and Brad Edson (the “Employee’), entered into as of the 10th day of December, 2004 (the “Agreement”), is made and effective as of the 8th day of January 2008. Capitalized terms not specifically defined hereunder shall have the meanings assigned to them under the Agreement.

1.  Term. Section 2.2 of the Agreement is hereby amended to provide an extended Term of three years, beginning January 1, 2008, and ending December 31, 2010. Section 2.2 of the Agreement is replaced and amended to read in its entirety as follows:

“2.2 Renewal Term: The term of this Agreement is renewed for a three year term, beginning on January 1, 2008, and ending on December 31, 2010. Thereafter, this Agreement shall automatically be extended for two additional one (1) year renewal terms unless either party give written notice to terminate this Agreement at least one hundred and eighty (180) days prior to the end of the preceding term. ”

2.  Automobile Expense. Section 4.3 of the Agreement is hereby amended to increase the automobile allowance provided to Employee to $850 per month. Section 4.3 of the Agreement is replaced and amended to read in its entirety as follows:

“4.3 Automobile Expenses: Employer shall provide Employee with an automobile allowance in the amount of $850 per month.”

3.  Employee Incentive Compensation Plan. Section 3 of Addendum A to the Agreement, is hereby amended to remove the final sentence of that Section regarding the maximum incentive bonus payable in any calendar year pursuant to that Section. Section 3 of Addendum A to the Agreement is replaced and amended to read in its entirety as follows:

“3. Employee Incentive Bonus: Employee Incentive bonuses granted pursuant to this Agreement shall be paid annually, within ten (10) days of the completion of the annual independent audit of Employer. Such bonuses shall be one percent (1%) of Employer’s “Gross Sales over $25,000,000.” However, in no event shall such bonus be paid or earned unless the Employer reports a positive EBITDA for the period. For the purposes of this section, no non-cash charges will be included in the calculation of EBITDA.”

All other terms and conditions of the Agreement remain unchanged and shall continue in full force and effect, except as may be required to effect the forgoing amendments.

EMPLOYER:	EMPLOYEE:

Nutracea, by __________	Brad Edson
Its __________